Exhibit 99.1

Sun BioPharma, Inc. Announces Leadership Changes

●	David B. Kaysen Steps Down as President, CEO and Board Member Effective October 31, 2018
●	Michael T. Cullen MD, MBA, Executive Chairman, Elected President and CEO by Board of Directors Effective October 31, 2018

MINNEAPOLIS, MN, October 31, 2018 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB:SNBP), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of pancreatic diseases, today announces leadership changes in the organization.

Effective October 31, 2018, David B. Kaysen is stepping down as President, CEO and Board member of Sun BioPharma, Inc. and its wholly owned subsidiary, Sun BioPharma Australia Pty Ltd. Also, effective October 31, 2018, Michael T. Cullen, MD, MBA, the company’s Executive Chairman, has accepted the additional responsibilities of President and CEO of Sun BioPharma, Inc. and its wholly owned subsidiary, Sun BioPharma Australia Pty Ltd.

These changes are a result of the need for cost reductions to focus further spending on the current Phase 1a/1b clinical trial in the front-line combination study of SBP-101 with gemcitabine and nab-paclitaxel for the treatment of metastatic pancreatic cancer. Mr. Kaysen departs in good standing with the Company and has agreed to act as a consultant to Sun Bio Pharma to provide advice and continuity on various matters.

“We appreciate Dave’s efforts to move Sun BioPharma forward in our quest to get SBP-101 into the clinic in order to have a positive impact on patients with pancreatic ductal adenocarcinoma (PDA)” said Michael Cullen, MD, MBA the company’s Chairman, President and CEO. “And wish him the best in his future endeavors.”

“It has been my honor and privilege to be a part of Sun BioPharma and the significant progress the company has made since the early fall of 2015” said Kaysen. “I wish much success moving forward to the incredibly qualified team leading this organization.”

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida Research Foundation in 2011. The molecule has been shown to be highly effective in preclinical studies of human pancreatic cancer models, demonstrating superior activity to existing FDA-approved chemotherapy agents. Combination therapy potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore, management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed. The safety and metabolic profile demonstrated in our first-in-human safety study further supports evaluation of the potential for additive or synergistic effects in combination with current standard pancreatic cancer treatment.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development programs target diseases of the pancreas, including pancreatic cancer and pancreatitis; the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Miami, the University of Florida, the Mayo Clinic Scottsdale, the Austin Health Cancer Trials Centre in Melbourne, Australia, the Ashford Cancer Centre in Adelaide, Australia and The Blacktown Cancer and Haemotology Centre in Sydney, Australia. The Company’s independent Data Safety Monitoring Board (DSMB) is Chaired by James Abbruzzese, MD, Professor of Medicine, Charles Johnson, M.D. Professor of Medicine, a member of the Duke Cancer Institute and Chief, Division of Medical Oncology at Duke University School of Medicine. Professor David Goldstein, FRACP, Senior Staff Specialist at the Prince Henry & Prince of Wales Hospital / Cancer Care Centre in Sydney, Australia is Co-Chair of the DSMB. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For example, statements regarding the Company’s next study, the timing and effects of the reverse stock split and potential eligibility and approval for listing on a national securities exchange are forward-looking statements. Any other statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by such forward-looking statements, including, without limitation, the anticipated timing of first patient enrollment, our need to obtain additional capital, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results or timing of clinical trials or regulatory approvals, timing of necessary regulatory processes relating to the reverse stock split, and other material changes in our business that could jeopardize our ability to qualify for listing on a national securities exchange. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the Company and its business, particularly those disclosed from time to time in its filings with the Securities and Exchange Commission. Stockholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Investor & Media Contact:

Susan Horvath – Sun BioPharma, Inc.

952 479 1196